Exhibit 99.1

GENTEX REPORTS FOURTH QUARTER AND YEAR END 2017 FINANCIAL RESULTS
Zeeland, Michigan, January 26, 2018 - Gentex Corporation (NASDAQ: GNTX), the Zeeland, Michigan-based manufacturer of automotive automatic-dimming rearview mirrors, automotive electronics, dimmable aircraft windows, and fire protection products, today reported financial results for the fourth quarter and calendar year ended December 31, 2017.

Fourth Quarter and Calendar Year 2017 Highlights

•	Unit shipment growth of 13% quarter over quarter and 9% year over year

•	Net Sales increased 9% quarter over quarter and 7% year over year

•	Gross Profit Margin improved from 39.0% in Q3-2017 to 39.2% in Q4-2017

•	Net Income increased 47% quarter over quarter, and 17% year over year, when including an increase of $37.2 million related to Tax Cuts and Jobs Act of 2017

•
Earnings per diluted share increased 48% quarter over quarter to $0.46 per diluted share and 18% year over year to $1.41 per diluted share, when including an increase of $.13 per diluted share related to the Tax Cuts and Jobs Act of 2017

•	5.1 million shares repurchased during the fourth quarter at an average price of $19.96 per share and 12 million shares repurchased during calendar year 2017 at an average price of $19.35 per share

•	Debt repayment of $28.9 million during the fourth quarter 2017 and $107.6 million for calendar year 2017

For the fourth quarter of 2017, the Company reported net sales of $459.6 million, an increase of 9% compared to net sales of $419.9 million for the fourth quarter of 2016. The increase was primarily due to a 13% increase in auto-dimming interior and exterior rearview mirror shipments on a quarter over quarter basis. For calendar year 2017, the Company’s net sales increased 7% to $1.79 billion compared to $1.68 billion for calendar year 2016, primarily as a result of a 9% increase in auto-dimming interior and exterior mirror unit shipments.
The gross profit margin in the fourth quarter of 2017 was 39.2% compared with a gross profit margin of 40.3% in the fourth quarter of 2016. The gross profit margin headwind on a quarter over quarter basis was primarily due to annual customer price reductions that were not fully offset with purchasing cost reductions. The quarter over quarter comparisons were also negatively impacted because of unusually

Exhibit 99.1

strong advanced feature mix in the fourth quarter of 2016 related to certain, previously disclosed, supply constraints experienced at the end of 2016 that negatively impacted base mirror shipments.
"We were pleased to see a solid rebound in revenue and unit growth during the fourth quarter of 2017 and to see continued gross margin improvement during the second half of the year, despite the fact that we have been battling against difficult comparisons in product mix and our typical annual price reductions," said President and CEO Steve Downing.
For calendar year 2017, the gross profit margin was 38.7%, compared with a gross profit margin of 39.8% for calendar year 2016, driven downward by annual customer price reductions, higher fixed overhead costs, and negative product mix, which were not fully offset by purchasing cost reductions.
Operating expenses during the fourth quarter of 2017 were up 12% to $46.3 million when compared to operating expenses of $41.2 million in the fourth quarter of 2016. Operating expense in the fourth quarter of 2017 included approximately $4.4 million of certain costs associated with the previously announced retirement of the Company's former CEO. For calendar year 2017, operating expenses were $171.2 million, up 9% compared to $156.7 million in calendar year 2016.
During the fourth quarter of 2017 the Company's effective tax rate was 5.6%, down from 31.2% during the fourth quarter of 2016, primarily driven by the impacts of the Tax Cuts and Jobs Act of 2017. The lower effective tax rate was due to the re-measurement of the Company's deferred tax liabilities, which was partially offset by the Company’s net transition tax. The total impact of the tax adjustments reduced the Company’s income tax expense during the quarter by $37.2 million. The Company's effective tax rate for calendar year 2017 was 23.5%, which was down from 31.9% for calendar year 2016, due to the impacts of the Tax Cuts and Jobs Act of 2017.
Net income for the fourth quarter of 2017 was up 47% to $130.5 million, when compared to net income of $88.8 million in the fourth quarter of 2016, primarily driven by the lower effective tax rate as well as the 9% percent increase in revenue on a quarter over quarter basis. Net income for calendar year 2017 was $406.8 million, up 17% compared with net income of $347.6 million in calendar year 2016, also driven by the lower effective tax rate and a 7% percent increase in revenue on a year over year basis.

Exhibit 99.1

Earnings per diluted share in the fourth quarter of 2017 were $0.46 representing an increase of 48% when compared with earnings per diluted share of $0.31 in the fourth quarter of 2016. Earnings were positively impacted by $0.13 per diluted share during the quarter as a result of the previously mentioned tax benefits. For calendar year 2017, earnings per diluted share were $1.41, an 18% increase year over year, compared with $1.19 for calendar year 2016. The 2017 calendar year earnings include $.13 per diluted share as a result of the previously mentioned tax benefits.
Auto-dimming unit shipments increased 13% in the fourth quarter of 2017 compared with the fourth quarter of 2016, and increased 9% for calendar year 2017 when compared to calendar year 2016. As a result, automotive net sales in the fourth quarter of 2017 were $450.4 million, up 9% compared with $411.5 million in the fourth quarter of 2016, and for calendar year 2017 were $1.76 billion, up 7% compared with $1.64 billion in calendar year 2016.
Other net sales were $9.2 million in the fourth quarter of 2017, up 9% compared with $8.4 million in the fourth quarter of 2016, but for calendar year 2017 were down 6% to $36.7 million, when compared with $39.2 million in calendar year 2016.
Share Repurchases
The Company repurchased 5.1 million shares of its common stock during the fourth quarter of 2017 at an average price of $19.96 per share. For the year ended December 31, 2017, the Company repurchased 12 million shares of its common stock at an average price of $19.35 per share. Total share repurchases increased 17% when compared to the 10.3 million shares repurchased for the year ended December 31, 2016, both of which were in accordance with the Company's existing share repurchase plan. As of December 31, 2017, the Company has 9.8 million shares remaining available for repurchase in the previously announced plan.
Additionally, on January 16, 2018, the Company repurchased and subsequently retired approximately 5.5 million shares of common stock from the former CEO, pursuant to his previously disclosed retirement agreement, which was effective December 31, 2017, at an average price of $20.98 per share. These share repurchases were approved by the Company's Board of Directors and were not repurchased as part of the Company’s existing share repurchase plan. Therefore, the repurchase of these shares do not affect the calculation of remaining shares available for repurchase per the Company's existing share

Exhibit 99.1

repurchase plan. The Company remains optimistic about its future forecasts and cash flow prospects, and as a result, currently plans to continue to repurchase additional shares of its common stock in the future pursuant to the existing share repurchase plan depending on macroeconomic issues, overall market trends, and the anti-dilutive impact of share repurchases, along with other factors that the Company deems appropriate.
Debt Repayment
The Company paid down $27 million on its term loan during the fourth quarter of 2017 and paid down $100 million on the same during calendar year 2017, which was in addition to normally scheduled principal repayments of $1.9 million and $7.5 million for the fourth quarter and calendar year 2017, respectively. The Company expects to continue, at its discretion based on previously disclosed factors, to pay additional principal toward its debt in the future, in anticipation of such debt maturing on September 27, 2018.
Future Estimates
The Company’s forecasts for light vehicle production for calendar year 2018 and 2019 are based on the IHS Automotive mid-January 2018 forecast for light vehicle production in North America, Europe, Japan and Korea and are detailed in the table herein.
Based on the following light vehicle production forecasts for 2018 and 2019, the Company is giving certain annual guidance for 2018 and revenue guidance for 2019:

Light Vehicle Production (per IHS Automotive January light vehicle production forecast)
(in Millions)
Region	Calendar Year 2019	Calendar Year 2018	Calendar Year 2017	2019 vs. 2018 % Change	2018 vs. 2017 % Change
North America	17.4	17.4	17.4	—%	—%
Europe	22.9	22.7	22.6	1%	—%
Japan and Korea	12.5	12.7	13.0	(2)%	(2)%
Total Light Vehicle Production	52.8	52.8	53.0	—%	—%

2018 Guidance
Revenue	$1.89 - $1.97 billion
Gross Margin	38% - 39%
Operating Expenses (E, R&D and S, G&A)	$180 - $190 million
Estimated Annual Tax Rate	18% - 21%
Capital Expenditures	$115 - $130 million
Depreciation & Amortization	$105 - $115 million

Exhibit 99.1

Additionally, based on the Company’s forecasts for light vehicle production for calendar year 2019, the Company currently expects 2019 revenue growth of approximately 5 - 10% above the 2018 revenue estimates.
"The next two years present many challenges due to a flat-to-down light vehicle production environment, but we are currently forecasting solid revenue growth for both 2018 and 2019. The Company recently showcased its expanding efforts to develop, market and sell, uniquely designed and engineered future-focused products at CES. We have received very positive feedback from our customers who visited us at CES where we were able to demonstrate Gentex technology in mirrors, digital displays, camera monitoring systems, large area dimmable devices and connected car technologies which we believe will deliver profitable growth and shareholder value for years to come," concluded Downing.

Safe Harbor for Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements contained in this communication that are not purely historical are forward-looking statements. Forward-looking statements give the Company’s current expectations or forecasts of future events. These forward-looking statements generally can be identified by the use of words such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “forecast”, “goal”, “hope”, “may”, “plan”, “project”, “will”, and variations of such words and similar expressions. Such statements are subject to risks and uncertainties that are often difficult to predict and beyond the Company’s control, and could cause the Company’s results to differ materially from those described. These risks and uncertainties include, without limitation: changes in general industry or regional market conditions; changes in consumer and customer preferences for our products; our ability to be awarded new business; continued uncertainty in pricing negotiations with customers; loss of business from increased competition; customer bankruptcies or divestiture of customer brands; fluctuation in vehicle production schedules; changes in product mix; raw material shortages; higher raw material, fuel, energy and other costs; unfavorable fluctuations in currencies or interest rates in the regions in which we operate; costs or difficulties related to the integration of any new or acquired technologies and businesses; changes in regulatory conditions; warranty and recall claims and other litigation and customer reactions thereto; possible adverse

Exhibit 99.1

results of pending or future litigation or infringement claims; and negative impact of any governmental investigations and associated litigations including securities litigations relating to the conduct of our business. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the NASDAQ Global Select Market. Accordingly, any forward-looking statement should be read in conjunction with the additional information about risks and uncertainties identified under the heading “Risk Factors” in the Company’s latest Form 10-K and Form 10-Q filed with the SEC.

Fourth Quarter Conference Call
A conference call related to this news release will be simulcast live on the Internet beginning at 9:30 a.m. ET today, January 26, 2018. The dial-in number to participate in the call is 1-844-389-8658, passcode 4777948. Participants may listen to the call via audio streaming via the link in the lower left corner of www.gentex.com or by visiting http://edge.media-server.com/m6/p/3xdgo33t. Previous conference calls hosted by the Company are available at http://ir.gentex.com/WebcastArchives.

About The Company
Founded in 1974, Gentex Corporation (The NASDAQ Global Select Market: GNTX) is a supplier of automatic-dimming rearview mirrors and electronics to the automotive industry, dimmable aircraft windows for aviation markets, and fire protection products to the fire protection market. Visit the Company’s web site at www.gentex.com.

Gentex Investor Relations:
(616) 772-1800 x5814

Exhibit 99.1

GENTEX CORPORATION
AUTO-DIMMING MIRROR SHIPMENTS
(Thousands)

	Three Months Ended December 31,			Twelve Months ended December 31,
	2017	2016	% Change	2017	2016	% Change
North American Interior Mirrors	2,206	2,233	(1)%	8,899	9,068	(2)%
North American Exterior Mirrors	824	916	(10)%	3,497	3,631	(4)%
Total North American Mirror Units	3,030	3,149	(4)%	12,396	12,698	(2)%
International Interior Mirrors	4,996	4,186	19%	19,433	16,957	15%
International Exterior Mirrors	1,997	1,560	28%	7,513	6,447	17%
Total International Mirror Units	6,992	5,746	22%	26,946	23,404	15%
Total Interior Mirrors	7,202	6,419	12%	28,332	26,025	9%
Total Exterior Mirrors	2,821	2,477	14%	11,010	10,077	9%
Total Auto-Dimming Mirror Units	10,023	8,896	13%	39,343	36,102	9%
Note: Percent change and amounts may not total due to rounding.

Exhibit 99.1

GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended December 31,		Twelve Months ended December 31,
	2017	2016	2017	2016
Net Sales	$459,570,469	$419,912,916	$1,794,872,578	$1,678,924,756
Cost of Goods Sold	279,280,443	250,745,919	1,100,344,312	1,010,472,512
Gross profit	180,290,026	169,166,997	694,528,266	668,452,244

Engineering, Research & Development	24,560,492	24,489,920	99,726,438	94,238,032
Selling, General & Administrative	21,735,468	16,741,134	71,443,476	62,471,277
Income from operations	133,994,066	127,935,943	523,358,352	511,742,935

Other Income	4,161,928	1,118,526	8,438,352	(1,182,162)
Income before Income Taxes	138,155,994	129,054,469	531,796,704	510,560,773

Provision for Income Taxes	7,687,095	40,293,075	125,004,782	162,969,497
Net Income	$130,468,899	$88,761,394	$406,791,922	$347,591,276

Earnings Per Share
Basic	$0.46	$0.31	$1.42	$1.21
Diluted	$0.46	$0.31	$1.41	$1.19
Weighted Average Shares
Basic	282,612,512	287,104,053	285,864,997	288,433,772
Diluted	284,868,220	289,859,522	288,226,089	291,072,316

Cash Dividends Declared per Share	$0.100	$0.090	$0.390	$0.355

Exhibit 99.1

GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2017	December 31, 2016
ASSETS
Cash and Short Term Investments	$722,272,550	$723,498,272
Other Current Assets	462,291,273	431,490,757
Total Current Assets	1,184,563,823	1,154,989,029

Plant and Equipment - Net	492,479,330	465,822,467

Goodwill	307,365,845	307,365,845
Long-Term Investments	57,782,418	49,894,363
Intangible Assets	288,975,000	308,275,000
Patents and Other Assets	20,887,496	23,273,129
Total Other Assets	675,010,759	688,808,337

Total Assets	$2,352,053,912	$2,309,619,833

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities	$243,647,007	$149,857,979
Long-Term Debt	—	178,125,000
Deferred Income Taxes	58,888,644	71,212,620
Shareholders' Investment	2,049,518,261	1,910,424,234
Total Liabilities & Shareholders' Investment	$2,352,053,912	$2,309,619,833